Page 1 of 6 Pages

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                    --------------------------

                           SCHEDULE 13G
                          (Rule 13d-102)

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment No.  )



                   Opinion Research Corporation
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                          (Name of Issuer)


                           Common Stock
----------------------------------------------------------------
                  (Title of Class of Securities)

                            683755102
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                          (CUSIP NUMBER)

                                                Page 2 of 6 Pages

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1.  Name of reporting persons
    S.S. or I.R.S. Identification
    No. of Above Persons
                          John F. Short


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2.  Check the appropriate box if a member of a group*
                                         (a)    [  ]
                                         (b)        [  ]
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3.  SEC use only

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4.  Citizenship or place
    of organization

      United States of America
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                         5. Sole Voting Power
                                  433,375
Number of                ---------------------------------------
Shares Beneficially      6. Shared Voting Power
Owned by Each                       -0-
Reporting Person         ----------------------------------------
With                      7. Sole Dispositive Power
                                  336,141
                         ----------------------------------------
                          8. Shared Dispositive Power
                                     -0-
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9.  Aggregate amount beneficially
    owned by each reporting person       559,141
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10. Check box if the aggregate amount
    in row (9) excludes certain shares*
                                                [  ]
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11. Percent of class represented by
    amount in row (9)                           13.5%
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12. Type of reporting person*
                              CO
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               *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                               Page 3 of 6 Pages

                          SCHEDULE 13G
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1(A).     NAME OF ISSUER:

               Opinion Research Corporation

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               23 Orchard Road
               Skillman, NJ  08558

ITEM 2(A).     NAME OF PERSON FILING:

               John F. Short

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
               RESIDENCE:

               23 Orchard Road
               Skillman, NJ  08558

ITEM 2(C).     CITIZENSHIP:

               United States of America

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(E).     CUSIP NUMBER:

         683755102

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES
               13D-1(B) OR 13D-2(B) , CHECK WHETHER THE PERSON
               FILING IS A:  N/A

                 (a) [__]  Broker or dealer registered under
                           Section 15 of the Act,

                 (b) [__]  Bank as defined in Section 3(a)(6) of
                           the Act,

                                                  Page 4 of 6 Pages


                 (c) [__]  Insurance Company as defined in
                           Section 3(a)(19) of the Act,

                 (d) [__]  Investment Company registered under
                           Section 8 of the Investment Company
                           Act,

                 (e) [__]  Investment Adviser registered under
                           Section 203 of the Investment Advisers
                           Act of 1940,

                 (f) [__]  Employee Benefit Plan, Pension Fund
                           which is subject to the provisions of
                           the Employee Retirement Income
                           Security Act of 1974 or Endowment
                           Fund; see 13d-1(b)(1)(ii)(F),

                 (g) [__]  Parent Holding Company, in accordance
                           with Rule 13d-1(b)(ii)(G); see Item 7,

                 (h) [__]  Group, in accordance with Rule 13d-
                           1(b)(1)(ii)(H).

ITEM 4.        OWNERSHIP.

                 (a)  Amount beneficially owned:

                      559,141

                 (b)  Percent of Class:

                      13.5%

                 (c)  Number of shares as to which such
                      person has:

                      (i)   Sole power to vote or
                            direct the vote:  433,375

                      (ii)  Shared power to vote or
                            to direct the vote:   -0-

                      (iii) Sole power to dispose or
                            direct the disposition of:  336,141

                      (iv)  Shared power to dispose or
                            direct the disposition of:   -0-

                                                  Page 5 of 6 Pages
Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF
               A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [__]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON.

               Not Applicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE
               SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
               REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
               THE GROUP.

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.       CERTIFICATION.

               Not Applicable.

                                                  Page 6 of 6 Pages


                           SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          /s/ John F. Short
                                    ----------------------------
                                           John F. Short

                                         February 16, 1998
                                    ----------------------------
                                               Date